Exhibit 10.12.4

AMENDMENT TO THE

CHANGE IN CONTROL SEVERANCE AGREEMENT

FOR EXECUTIVE OFFICERS AND CERTAIN NEW KEY EMPLOYEES

This amendment is made as of [                          , 2012] by and between Hertz Global Holdings, Inc., a Delaware corporation, and [                          ] to the Severance Agreement (this “Agreement”) dated as of [DATE] between such parties.

WHEREAS the Compensation Committee of the Board of Directors of the Company has approved this amendment to the Agreement to ensure continued compliance with Section 409A of the Internal Revenue Code and to clarify other items of the Agreement;

NOW THEREFORE, the parties hereto agree to such amendment as follows:

1.     The first paragraph of Section 4(iv) of the Agreement is amended to read as follows:

“If Executive’s employment by the Company and its subsidiaries is terminated (other than for death or Disability) by (a) the Company and its subsidiaries other than for Cause or (b) Executive with Good Reason, then, the Company (or one of its subsidiaries, if applicable) shall pay, in accordance with the Company’s normal payroll procedures, any unpaid portion of Executive’s full base salary, at the rate in effect at the time of the Change in Control (the “Base Salary”), calculated through the Date of Termination, and subject to Executive executing, delivering and not revoking the Release of Claims attached to this Agreement as Exhibit A (the “Release”) within 60 days following the Separation from Service Date (as defined in Section 4(vii)) (the “Release Period”) and provided that such Release is effective and binding and non-revocable by the end of the Release Period, Executive shall be entitled to the benefits provided below:”

2.     Section 4(iv)(A) of the Agreement is amended to read as follows:

“(A)        The Company (or one of its subsidiaries, if applicable) shall pay a pro-rated annual bonus at target level calculated through the Date of Termination, no later than the last day of the Release Period, plus all other amounts to which Executive is entitled under any compensation plan of the Company applicable to Executive, at the time such payments are due (provided, however, if the Release Period crosses over two calendar years, any payments made under this Section 4(iv)(A) shall be made no earlier than January 1st of the second calendar year).”

3.              Section 4(iv)(B) of the Agreement is amended by adding “(provided, however, if the Release Period crosses over two calendar years, payment shall be made within 10 days following the later of such date or January 1st of the second calendar year)” after “irrevocable”.

4.              Section 13(i) of the Agreement is amended by replacing “the 24 month period” with “at any time”.

HERTZ GLOBAL HOLDINGS, INC.

By:
Name:
Title:

[EXECUTIVE]

By:

Date: